EXHIBIT 99.1 Central Vermont Public Service NEWS RELEASE For Immediate Release: November 7, 2006

Central Vermont reports third quarter earnings

RUTLAND, VT - Central Vermont Public Service (NYSE: CV) reported consolidated third quarter earnings of $7.0 million, or 66 cents per diluted share of common stock. This compares to third quarter 2005 earnings of $2.7 million, or 21 cents per diluted share of common stock.

CV reported consolidated earnings of $12.1 million, or $1.07 per diluted share of common stock, for the first nine months of 2006. This compares to earnings of $0.2 million, or a 1 cent loss per diluted share of common stock, for the first nine months of 2005. The 2005 results included a $21.8 million pre-tax charge to earnings, or 91 cents per diluted share of common stock, due to the Vermont Public Service Board's ("PSB") Order issued on March 29, 2005 ("2005 Rate Order").

"We continue to make steady progress toward restoring the company's financial health, as evidenced by the pending settlement of our rate case with the Vermont Department of Public Service, and recovery of power costs that we incurred last year, which in total would increase rates by 4.07 percent," said CV President and CEO Bob Young. "We are looking forward to a PSB decision before year end.

"While we work to improve the company's financial health, we are also focused on continually improving customer service to meet growing customer expectations. These efforts, combined with the collaboration of CV, the Vermont Department of Public Service, Vermont General Assembly and the state's 21 other utilities to plan for future power supplies, will help ensure we create value for shareholders and customers over the long term."

Quarterly Performance Summary - 2006 versus 2005
Utility Business
Operating revenues increased $4.9 million in the third quarter of 2006 compared to 2005, primarily due to the sale of excess power into the wholesale energy market. CV purchased about $4.1 million of additional Vermont Yankee plant output available due to the recent plant uprate, and resold it at the same market rates since it was not needed to serve customers. There was also more power available for resale as described below. Other factors included higher other operating revenues due to third-party billings for storm restoration performed for other utilities in 2006, and slightly lower retail sales revenue due to cooler weather in August 2006.

Purchased power costs increased $1.5 million pre-tax in the third quarter of 2006 compared to 2005. We purchased significantly more power ($8.5 million) under our long-term power contracts because of increased Vermont Yankee plant output, including additional power from the uprate, more deliveries from Hydro-Quebec due to our election to increase deliveries under the contract, and higher output from Independent Power Producers ("IPPs") due to more rainfall in 2006. The excess power, in addition to more output from our owned and jointly owned generating units, reduced short-term purchases versus last year by $7.5 million. We were able to resell the majority of the excess power into the wholesale energy market. Other factors that increased power costs included amortizations related to replacement energy for the October 2005 Millstone Unit #3 refueling outage and a February 2006 increase in Yankee Atomic FERC-approved rates.

Other operating costs decreased $2.4 million pre-tax in the third quarter of 2006 compared to 2005. Transmission costs were lower, primarily due to our share of NEPOOL Open Access Transmission Tariff reimbursements made to Vermont Transco LLC ("Transco"), a Vermont limited liability company formed by Vermont Electric Power Company Inc. and its owners, for construction of transmission projects in Vermont. Reserves for estimated environmental remediation costs were reduced by $3.2 million in the third quarter of 2006 resulting from revised cost estimates based on engineering evaluations of possible remediation scenarios and Monte Carlo simulations. Of that amount about $1.6 million was recorded as a reduction in operating costs, and the remaining amount was recorded as a deferred credit for the benefit of ratepayers. These favorable changes were partly offset by higher employee-related costs due to increased pension and stock-based compensation costs.

Year-To-Date Performance Summary - 2006 versus 2005
Utility Business
Operating revenues increased $15.3 million in the first nine months of 2006 compared to 2005, primarily due to the sale of excess power into the wholesale energy market. CV purchased about $8.4 million of additional Vermont Yankee plant output available due to the recent plant uprate and resold it at the same market rates since it was not needed to serve customers. There was also more power available for resale as described in the quarterly variance above. Retail sales revenue decreased due to milder weather in 2006 versus 2005. Additionally, retail revenue in 2005 included a first-quarter $6.2 million 2005 Rate Order-required customer refund.

Purchased power costs increased $6.7 million pre-tax in the first nine months of 2006 compared to 2005. We purchased significantly more power ($19.2 million) under our long-term contracts, but excess power from these sources and from our wholly and jointly owned generating units reduced short-term purchases versus last year by $11.5 million. The reasons for the changes are similar to those described in the quarterly performance summary above. Additionally, purchased power costs in 2005 included first quarter 2005 Rate Order- required charges of $2.5 million.

Other operating costs decreased $6.8 million pre-tax for the first nine months of 2006 compared to 2005, including first-quarter 2005 Rate Order-required charges of $10.7 million. The remaining $3.9 million increase included higher costs associated with employee benefits (pension, medical, long-term disability and stock-based compensation), storm restoration and external audit fees. These were partly offset by the favorable effect of regulatory amortizations that began in April 2005 and by decreased reserves for estimated environmental remediation costs.

2005 Rate Order: The 2005 Rate Order resulted in a $21.8 million pre-tax charge to utility earnings in the first quarter of 2005. The primary components of the charge included: 1) a revised calculation of overearnings for the period 2001 - 2003; 2) application of the gain resulting from termination of the power contract with Connecticut Valley to reduce costs; 3) a customer refund for the period April 7, 2004 through March 31, 2005; and 4) amortization of costs and other adjustments. This affected various line items on CV's 2005 income statement as described in the variance discussion above. The 2005 Rate Order also included, among other things, a 2.75 percent rate reduction beginning April 1, 2005 and a 10 percent return on equity (reduced from 11 percent).

Income Taxes: Income taxes fluctuate with the level of pre-tax earnings in relation to permanent differences, tax credits, tax settlements and changes in valuation allowances for the periods. Taxes on income in 2005 reflect the effect of losses resulting from the 2005 Rate Order-required charges in the first quarter of 2005.

Non-utility Business
CV's non-regulated wholly owned subsidiary Catamount Resources Corporation ("CRC") owns Eversant Corporation ("Eversant"), and owned Catamount Energy Corporation ("Catamount") until it was sold in December 2005. CRC's earnings were about $0.1 million in the third quarter of 2006 and $0.7 million in the first nine months of 2006. This compares to earnings of about $0.1 million in the third quarter of 2005 and $0.3 million in the first nine months of 2005. The $0.4 million increase in the first nine months of 2006 is primarily related to interest income on the $59.25 million cash proceeds that CRC received from the Catamount sale.

CV began reporting Catamount's results of operations as discontinued operations in the fourth quarter of 2005. Discontinued operations had a loss of $0.2 million, or 1 cent per diluted share of common stock, in the third quarter of 2005, and $0.4 million, or 3 cents per diluted share of common stock, in the first nine months of 2005.

2006 Revised Financial Guidance
CV is revising its 2006 financial guidance, which was originally issued during its first-quarter 2006 earnings call. Our 2006 earnings available for common stock are now expected to range from $1.35 to $1.45 per diluted share of common stock, up from our previous per share guidance of $1.06 to $1.14 per diluted share. The increase reflects several unanticipated third-quarter items, including transmission reimbursements and decreased environmental reserves, in addition to our updated internal forecast.

CV has invested a total of $23.3 million into Transco, which earns an allowed rate of return of 11.5 percent. CV's capital expenditures for 2006 are expected to be about $18 million.

Webcast
CV will host an earnings teleconference and webcast on November 9, 2006 beginning at 10:30 a.m. EST. At that time, CV President and CEO Robert Young will discuss corporate developments, 2006 financial performance and the company's strategic outlook. Chief Financial Officer Pamela Keefe will explain CV's 2006 results.

Interested parties may listen to the conference call live on the Internet by selecting the "Q3 2006 Central Vermont Public Service Earnings Conference Call" link on CV's homepage at www.cvps.com. Presentation slides will be available to accompany the audio portion of the presentation. An audio archive of the call will be available at approximately 2 p.m. EST at www.cvps.com or by dialing 1-888-286-8010 and entering passcode 74390697.

About CV
CV is Vermont's largest electric utility, serving more than 152,000 customers statewide. On September 1, 2006, CV acquired a small service territory in Vermont, adding 900 customers to its customer base. CV's non-regulated wholly owned subsidiary CRC owns Eversant Corporation, which sells and rents electric water heaters through a wholly owned subsidiary, SmartEnergy Water Heating Services.

Forward Looking Statements
Statements contained in this report that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from the liability established by the Private Securities Litigation Reform Act of 1995. Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Actual results will depend, among other things, upon the actions of regulators, performance of the Vermont Yankee nuclear power plant, effects of and changes in weather and economic conditions, volatility in wholesale electric markets and our ability to maintain our current credit ratings. These and other risk factors are detailed in CV's Securities and Exchange Commission filings. CV cannot predict the outcome of any of these matters; accordingly, there can be no assurance that such indicated results will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release. CV does not undertake any obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this press release.

Central Vermont Public Service Corporation

Reconciliation of Earnings per Diluted Share
Third quarter 2006 vs. third quarter 2005:

2005 earnings per diluted share		$.21

Year-over-Year Effects on Earnings:
Higher resale revenue	.27
Lower transmission costs	.10
Decrease in environmental reserves	.09
Higher other operating revenue	.03
Lower retail revenue	(.02)
Higher purchased power costs	(.09)
Other variances, net	.06
Subtotal		.44

Discontinued operations - 2005 loss		.01

2006 Earnings per diluted share		$.66

Reconciliation of Earnings (Loss) per Diluted Share First nine months of 2006 vs. first nine months of 2005:

2005 loss per diluted share		$(.01)

Year-over-Year Effects on Earnings:
Higher resale revenue	.66
Decrease in environmental reserves	.09
CRC higher earnings	.03
Lower transmission costs	.03
Lower other operating revenue	(.01)
Lower retail revenue (a)	(.16)
Higher purchased power costs (a)	(.49)
Other variances, net (a)	(.01)
Subtotal		.14

Net impact of first-quarter 2005 Rate Order charge		.91
Discontinued operations - 2005 loss		.03

2006 Earnings per diluted share		$1.07

(a) Excludes first-quarter 2005 Rate Order charge

Central Vermont Public Service Corporation - Consolidated Earnings Release (unaudited) (dollars in thousands, except per share amounts)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Utility Operating Data Retail sales (mWh)	576,253	582,298	1,702,793	1,709,566
Operating revenues: Retail sales Customer refund Resale sales Other operating revenue Total operating revenue	$66,493 - 11,298 2,121 $79,912	$66,830 3 6,622 1,580 $75,035	$196,741 - 38,593 5,825 $241,159	$199,708 (6,194) 26,282 6,019 $225,815
Operating expenses: Purchased power Other operating expense Income tax expense (benefit) Total operating expense	$41,178 26,736 4,210 $72,124	$39,639 29,075 2,389 $71,103	$126,649 93,692 6,172 $226,513	$119,951 100,413 (1,150) $219,214
Net Income and Common Stock Income from continuing operations Loss from discontinued operations Net Income Preferred stock dividend requirements Earnings (loss) available for common stock	$7,004 - 7,004 92 $6,912	$2,889 (168) 2,721 92 $2,629	$12,096 - $12,096 276 $11,820	$608 (424) 184 276 $(92)
Weighted average shares of common stock outstanding: Basic Diluted	10,328,099 10,403,040	12,276,642 12,365,263	10,966,169 11,026,662	12,251,944 12,251,944
Earnings (loss) per share of common stock - basic: Continuing operations Discontinued operations Earnings (loss) per share	$.67 .00 $.67	$.22 (.01) $.21	$1.08 .00 $1.08	$.02 (.03) $(.01)
Earnings (loss) per share of common stock - diluted: Continuing operations Discontinued operations Earnings (loss) per share Dividends declared per share of common stock	$.66 .00 $.66 $.23	$.22 (.01) $.21 $.23	$1.07 .00 $1.07 $.69	$.02 (.03) $(.01) $.92
Catamount Resources Corporation Earnings per basic and diluted share of common stock	$.01	$.01	$.06	$.03

Media Inquiries:	Steve Costello, Director of Public Affairs (802) 747-5427; e-mail: scostel@cvps.com (802) 742-3062 (pager)
Contact:	Pamela Keefe, Vice President, Chief Financial Officer and Treasurer (802) 747-5435; e-mail: pkeefe@cvps.com